UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2005

General Cable Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-12983	06-1398235
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Tesseneer Drive, Highland Heights, Kentucky		41076-9753
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	859-572-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

1. Director Compensation Program

The Board of Directors modified the existing compensation program for nonemployee directors on January 26, 2005. Under the modified program, nonemployee directors will be paid an annual retainer fee of $85,000 payable one-half in common stock of General Cable (which may be deferred into the Company's Deferred Compensation Plan), and the remainder in cash. The cash portion of the fee may also be deferred into the Deferred Compensation Plan. The Chair of the Audit Committee will receive an additional $10,000 retainer in cash. Further, each director is eligible to receive a grant of 2,500 options on the Company's common stock annually. Pursuant to the modified program, nonemployee directors were each awarded a grant of 2,500 options on the Company’s common stock at a grant price of $11.94, equal to the closing price on the New York Stock Exchange on January 26, 2005.

Also, the director who serves as Nonexecutive Chairman of the Board is entitled to receive additional compensation for services as Chairman in an amount equal to that described above for nonemployee director service. The Chairman received a separate grant of 2,500 common stock options in consideration of his services at the $11.94 grant price on January 26, 2005.

2. Salary Adjustment For President And Chief Executive Officer

On January 26, 2005, the Compensation Committee of the Board of Directors approved an increase in the salary of Gregory B. Kenny, President and Chief Executive Officer, of $35,000, which increases his salary to $660,000, effective as of January 1, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation

February 1, 2005	By:	Robert J. Siverd

Name: Robert J. Siverd
Title: Executive Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

99	Director Compensation Program 2005